EXHIBIT 4.7
RR Media Ltd.

Amendment No. 5 to 2006 Israel Equity Incentive Plan
Adopted June 11, 2015

The RR Media Ltd. 2006 Israel Equity Incentive Plan (the “Plan”) is hereby amended as follows (the “Amendment”):

1.
The first sentence of Section 3(a) of the Plan is deleted in its entirety and replaced with the following:

“Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 2,181,794 Shares.”

2.	Except as explicitly amended by this Amendment, all other terms of the Plan shall remain in full force and effect.